Exhibit 10.1

FULL & FINAL RELEASE

I, CAMERON LAWRENCE, on behalf of myself, my heirs, executors and assigns, in consideration of the terms set out in the letter dated May 31, 2012 and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), do hereby remise, release and forever discharge ONCOGENEX TECHNOLOGIES INC., all affiliated persons or entities as defined in the Income Tax Act (Canada), and ONCOGENEX PHARMACEUTICALS, INC., (collectively the “Employer”) together with the Employer’s subsidiaries, affiliates, parent companies, and its present and former directors, officers, administrators, representatives, shareholders, owners, partners, employees, agents, and heirs, executors, administrators, successors and assigns, as the case may be, jointly and severally, of and from any and all manner of actions at common law or otherwise, causes of action, suits, contracts, covenants, claims, demands, complaints, grievances, damages, costs or loss or expenses of any nature or kind whatsoever, including claims under the Employment Standards Act, R.S.B.C. 1996, c. 113 and the Human Rights Code, R.S.B.C. 1996, c. 210, as amended from time to time, which, as against the Employer or such persons as aforesaid or any of them (collectively, the “Releasees”) I have ever had, now have, or at any time hereafter I or my personal representatives can, shall or may have, by reason of or arising out of any cause, matter or thing whatsoever occurring or existing up to and inclusive of the date of this Release and, without limiting the generality of the foregoing, by reason of or arising out of my employment with the Employer or in any other way connected with my employment or its termination, and more specifically, without limiting the generality of the foregoing, any and all claims for damages for termination of my employment, loss of benefits, loss of incentive compensation, loss of share options and the cancellation of any non-vested shares or share options in the Employer.

AND FOR THE SAID CONSIDERATION, without limitation, I covenant and undertake that I will not file or advance any claims or complaints under the Employment Standards Act, the Human Rights Code, and the Workers Compensation Act, R.S.B.C. 1996, c. 492 arising out of my relationship with the Releasees or the termination of that relationship. I am cognizant of my rights under the Human Rights Code and I hereby declare that there is no issue of any infringement of such rights.

AND FOR THE SAID CONSIDERATION, I further agree not to make any claim or take any other proceedings against any person, corporation or partnership in which any claim could or does arise with respect to any matters which may have arisen between the parties to this Release up to the present time, concerning and relating to any action I may have as against any other party as a result of my employment with the Employer or its termination.

AND FOR THE SAID CONSIDERATION, I further agree to save harmless and indemnify the Releasees from and against any and all claims, charges, taxes, penalties or demands made by the Canada Revenue Agency requiring any Releasees to pay any amounts under the Income Tax Act (Canada) and other duly recognized federal, provincial and local taxing authorities in respect of income tax payable by me in excess of the income tax previously withheld, and from and against any and all claims, charges, taxes or penalties and demands made on behalf of or related to Employment Insurance or Canada Pension Plan under the applicable statutes and regulations with respect to any amounts which may, in the future, be found to be payable by the Releasees with respect to my employment with the Employer or the payment of the consideration referred to above.

AND I HEREBY DECLARE that I fully understand this document and the letter dated May 31, 2012 setting out the arrangements respecting the termination of my employment with the Employer and that the terms thereof constitute the sole consideration for this Release. I have had the opportunity to obtain independent legal advice with respect to this settlement and have either done so, or have waived my right to do so, and I voluntarily accept the consideration stated herein for the purposes of making full and final compromise, adjustment and settlement of all claims as aforesaid.

I UNDERTAKE to maintain strict confidentiality with respect to the terms of settlement and not to disclose them to any person other than my immediate family or legal and financial advisors or as may be required by law.

I AGREE to abide by all terms of the Employment Agreement dated October 14, 2008 (a copy of which I have received, recently read and understand) which survive the termination of my employment with the Employer which include but are not limited to Articles 7, 8, 9, 10 and 11 of the Employment Agreement.

IT IS UNDERSTOOD AND AGREED that the arrangements herein are without prejudice or precedent and are not deemed to be admission of liability on the part of the Releasees and any and all liability is expressly denied.

IN WITNESS WHEREOF I have executed this Release this 4 day of June 2012.

/s/ Sandra Thompson	/s/ Cameron Lawrence
Witness	CAMERON LAWRENCE

“WITHOUT PREJUDICE”

May 31, 2012

PRIVATE & CONFIDENTIAL

VIA ELECTRONIC DELIVERY

Dear Cameron:

We write with respect to the termination of your employment with OncoGenex Technologies Inc. (the “Company”), effective May 31, 2012.

In recognition of your contributions to the Company, and contingent upon your signing and returning the enclosed Full and Final Release, the Company is willing to offer you, on a gratuitous and without prejudice basis:

(a)	a lump sum of $88,394.23, less all deductions required by law (the “Gratuitous Sum”);

(b)	continued coverage under all group medical, dental and insurance plans, excluding short and long term disability plans and pension plan, to which you were entitled as of May 31, 2012, until the earlier of:

(a)	February 28, 2013; or

(b)	the date you become employed elsewhere and are provided comparable coverage; and

(c)	an opportunity to immediately exercise any options that you have been granted and which would have vested between May 31, 2012 and February 28, 2013. These options will expire as follows:

Date of Grant	Option Plan	Number of Options Granted	Number of Options Exercisable	Exercise Price	Expiry Date
Dec. 31, 2008	OTI	7,500	1,875	$3.00	May 31, 2013
Dec. 31, 2009	2007	2,500	469	$22.28	Aug. 31, 2012
Dec. 14, 2010	2010	4,000	750	$15.97	Aug. 31, 2012
May 8, 2012	2010	3,000	563	$13.00	Aug. 31, 2012

The Gratuitous Payment will be paid to you and arrangements made with respect to continued plan coverage and any options upon receipt of a signed copy of this letter and a signed copy of the enclosed Full and Final Release.

The termination of your employment, including your continuing obligations to the Company, will otherwise be administered in accordance with our letter to you of May 31, 2012 confirming the same.

When you have signed this letter and the enclosed Full and Final Release, they will become a binding and enforceable agreement upon you and the Company. Accordingly, you may wish to seek independent legal advice before signing these documents.

Cameron, we thank you for your efforts during your employment, and wish you the very best in your future endeavors.

Yours Sincerely,

OncoGenex Technologies Inc.

Per:	/s/ Scott Cormack
Scott Cormack
President & CEO

I, Cameron Lawrence, agree to the terms set out in this letter and the enclosed Full and Final Release as my full entitlement to compensation arising out of the termination of my employment.

Agreed to this 4 day of June, 2012.

/s/ Cameron Lawrence
CAMERON LAWRENCE

May 31, 2012

PRIVATE & CONFIDENTIAL

VIA ELECTRONIC DELIVERY

Cameron Lawrence

Dear Cameron:

Further to our discussion on May 25, 2012, we confirm our decision to terminate your employment with OncoGenex Technologies Inc. (the “Company”) effective May 31, 2012 (the “Termination Date”).

Within 48 hours of the Termination Date, and in accordance with the terms of your employment, including the Employment Agreement dated October 14, 2012 (the “Employment Agreement”), the Company will provide you with a Record of Employment and a payroll cheque consisting of:

(a)	amounts you earned prior to the Termination Date, less all deductions required by law;

(b)	an amount for accrued but untaken Vacation Time Off, less all deductions required by law, in accordance with Company policy; and

(c)	a lump sum of $30,098.59, less all deductions required by law, representing Severance determined in accordance with Article 6.5 of the Employment Agreement.

In addition, and in accordance with Article 6.5 of the Employment Agreement, you will be entitled to continued coverage under all group medical, dental and insurance plans, excluding short and long term disability plans and pension plan, to which you were entitled as of the Termination Date, until the earlier of:

(a)	August 9, 2012; or

(b)	the date you become employed elsewhere and are provided comparable coverage.

Any other perquisites or benefits you receive will terminate as of the Termination Date. You may have an option to convert to individual coverage under the Company’s short term and long term disability plans. Should you wish to discuss whether this option exists, please contact Carrie Larson.

Please note that under the Company’s share options plans, any options that you have been granted and which have vested as of the Termination Date will expire as follows:

Date of Grant	Option Plan	Number of Options Granted	Number of Options Exercisable	Exercise Price	Expiry Date
Dec. 31, 2008	OTI	7,500	1,875	$3.00	May 31, 2013
Dec. 31, 2009	2007	2,500	1,510	$22.28	Aug. 31, 2012
Dec. 14, 2010	2010	4,000	1,417	$15.97	Aug. 31, 2012
May 8, 2012	2010	3,000	250	$13.00	Aug. 31, 2012

You are required, by June 8, 2012, to return any and all Company property and documents in your possession including, but not limited to the keys and FOBs for the Vancouver and Bothell facilities.

All expenses properly incurred up to and including the Termination Date should be submitted within one (1) week of the Termination Date. Any unpaid expenses will be reimbursed in accordance with Article 5.3 of the Employment Agreement and Company policy.

Finally, we take this opportunity to remind you of your continuing obligations to the Company. In particular, we note your Non-Competition and Non-Solicitation obligations as set out in Articles 7 and 8 of the Employment Agreement, and your obligations with respect to Confidentiality and Intellectual Property as set out at Articles 9 and 10 of the Employment Agreement. We have attached a copy of your Employment Agreement to this letter for your convenience.

Cameron, we would be pleased to discuss the contents of this letter with you should you have any questions, and we wish you all the best in your future endeavors.

Yours Sincerely,

OncoGenex Technologies Inc.

Per:

Scott Cormack

President & CEO

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